EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our reports dated January 31, 2008 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 673 (Michigan Investors' Quality Tax-Exempt Trust, Series 31 and Investment Grade Municipal Trust, Series 73) as of January 31, 2008 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                              GRANT THORNTON LLP

New York, New York
January 31, 2008